PROSPECTUS SUPPLEMENT NO. 1                         Filed Pursuant to Rule 424(b)(7)
(To Prospectus dated June 19, 2014)                         Registration No. 333-196532

UNITED INSURANCE HOLDINGS CORP.

2,722,767 Shares of Common Stock

This prospectus supplement supplements the prospectus dated June 19, 2014 of United Insurance Holdings Corp. (the “Company”) relating to the sale by certain selling stockholders of up to 2,722,767 shares of common stock, $0.0001 par value per share, of the Company. This prospectus supplement should be read in conjunction with the prospectus, and is qualified by reference to the prospectus, except to the extent that the information presented herein supersedes the information contained in the prospectus. This prospectus supplement is not complete without, and may only be delivered or utilized in connection with, the prospectus, including any amendments or supplements thereto.

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Investing in our common stock involves risks. You should carefully consider the risks described under “Risk Factors” in Item 1A of our most recent Annual Report on Form 10-K for the period ended December 31, 2013, as well as the other information contained or incorporated by reference in the prospectus or any supplement thereto, before making a decision to invest in our common stock.

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Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

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The date of this prospectus supplement is July 10, 2014

The information in the table appearing under the caption “Selling Stockholders” in the prospectus dated June 19, 2014 is modified by adding the information below with respect to persons not previously listed in the prospectus or in any amendments or supplements thereto.

Name of Selling Stockholder	Number of Shares Beneficially Owned Prior to Offering		Number of Shares Registered for Sale Hereby(1)	Number of Shares Beneficially Owned After Offering
	Number	Percentage(2)		Number	Percentage(2)
Don Cronin	11,351	*	11,351	—	—
Linda C. Berset 2012 Irrevocable Trust (3)	199,671	*	199,671	—	—
Summit Trust Company FBO Neil Savage IRA(4)	50,935	*	43,935	7,000	*
Neil W. Savage TR UA 07/30/97 Neil W. Savage Rev Liv Trust(5)	7,573	*	7,573	—	—
* Represents beneficial ownership of less than 1% of our outstanding common stock.

(1)
We do not know when or in what amounts the selling stockholders will offer shares for sale, if at all. The selling stockholders may sell any or all of the shares included in and offered by this prospectus. Because the selling stockholders may offer all or some of the shares from time to time pursuant to this prospectus, we cannot estimate the number of shares that will be held by the selling stockholders after completion of the offering. However, for purposes of this table, we have assumed that after completion of the offering, none of the shares included in and covered by this prospectus will be held by the selling stockholders.

(2)	The percentages of common stock beneficially owned are based on 20,840,070 shares of common stock outstanding on July 9, 2014.

(3)	As co-trustees of the trust, Linda C. Berset and Derek S. Berset have shared voting and investment power over the shares held by the trust.

(4)	Neil Savage has voting and investment power over the shares held in the IRA.

(5)	Neil Savage has voting and investment power over the shares held by the trust.

All of the information above with respect to beneficial ownership has been furnished to us by the selling stockholders identified above. For more information, see the section of the prospectus entitled “Plan of Distribution.”

Based on the information supplied to us by or on behalf of the selling stockholders identified above, none of these selling stockholders is a broker-dealer or an affiliate of a broker-dealer.